Exhibit 99.1

Alpine Immune Sciences Reports Corporate Update and

Third Quarter 2017 Financial Results

•	New preclinical data to be presented at multiple upcoming scientific meetings

•	Strong balance sheet with $87.2 million in cash, cash equivalents, and short-term investments

SEATTLE, WA – November 13, 2017— Alpine Immune Sciences, Inc. (NASDAQ:ALPN), a leading immunotherapy company focused on developing treatments for autoimmune/inflammatory diseases and cancer, today provided a corporate update and reported financial results for the third quarter ended September 30, 2017.

“The preclinical progress in our platform continues to be encouraging as a growing amount of data supports our vIgD platform’s unique potential to create first in class molecules for inflammatory and oncology indications” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “This is an exciting time at Alpine and we look forward to additional, promising catalysts throughout the coming year.”

Preclinical Highlights

Alpine presented preclinical data of its lead program, ALPN-101, at the 2017 American College of Rheumatology/Association of Rheumatology Health Professionals (ACR/ARHP) Annual Meeting on November 6, 2017 in San Diego, CA; and of some of its immuno-oncology programs at the Society for Immunotherapy of Cancer (STIC) 32nd Annual Meeting on November 10, 2017 in National Harbor, MD.

At the 2017 ACR/ARHP Annual Meeting, Alpine’s poster disclosed preclinical studies evaluating ALPN-101 program dual ICOS/CD28 antagonists generated by the company’s variant immunoglobulin domain (vlgD) platform. ICOSL vIgD-Fc fusion proteins demonstrated potent activity in an animal model of rheumatoid arthritis and in a humanized mouse model of graft vs. host disease (GvHD), suggesting that ALPN-101 candidates could have potential clinical utility in multiple inflammatory diseases.

At the SITC 32nd Annual Meeting, Alpine’s poster disclosed distinct preclinical data from multiple novel immuno-oncology programs, all also generated from its vlgD platform. Multiple formats of vIgD-based proteins were functionally active, utilizing multiple mechanisms of action. Some suppressed tumors in an animal model. The demonstrated versatility of the vlgD platform suggests it has the potential to contribute to the next generation of immuno-oncology therapeutics.

In addition, Alpine will present posters at the following upcoming scientific meetings in 2017:

40th Annual San Antonio Breast Cancer Symposium (SABCS)

•	Abstract Title: ICOSL Anti-HER2 V-mAbs: Localizing Engineered ICOSL Costimulatory Agonists to HER2+ Tumors and Through Trastuzumab

•	Abstract #: P1-09-10

•	Session Title: Treatment: Novel targets and Targeted Agents

•	Location: San Antonio, TX

•	Date: December 6, 2017

•	Time: 5:00 PM – 7:00 PM CT

American Society of Hematology (ASH) 59th Annual Meeting

•	Abstract Title: Novel Variant lg Domain (vlgD) Proteins Generated Via Directed Evolution of IgSF Domains Have Therapeutic Efficacy in Animal Models of Graft Versus Host Disease

•	Abstract #: 1892

•	Session Title: 701. Experimental Transplantation: Basic Biology, Pre-Clinical Models: Poster I

•	Location: Atlanta, GA

•	Date: December 9, 2017

•	Time: 5:30 PM – 7:30 PM ET

Completion of Preferred Financing and Merger with Nivalis Therapeutics

On July 24, 2017, Alpine closed its merger with Nivalis Therapeutics, with the combined company named Alpine Immune Sciences, Inc., and began trading on the NASDAQ Global market on July 25, 2017 under the ticker symbol “ALPN”.

Upon completion of the merger, Alpine had approximately $90 million in cash, cash equivalents, and short-term investments. This includes $17.0 million in proceeds from the purchase of Alpine convertible preferred shares immediately prior to the merger from current Alpine investors OrbiMed Advisors, Frazier Healthcare Partners, and Alpine BioVentures at a purchase price of $12.74 per share.

Third Quarter 2017 Financial Results

•	Alpine ended the third quarter of 2017 with $87.2 million in cash, cash equivalents, and short-term investments compared to $11.8 million as of December 31, 2016. Net cash used in operations for the nine months ended September 30, 2017 was $10.7 million.

•	Revenue for the third quarter of 2017 was $0.1 million compared to $0.7 million in the third quarter of 2016. Revenues in both periods are attributable to the collaboration agreement with Kite, a Gilead (NASDAQ:GILD) company. As previously announced, this research collaboration and license agreement was extended on October 20, 2017. The extended research term does not change the $530.0 million in potential research, clinical and regulatory milestones payable to Alpine. Kite will continue to have access to two programs from Alpine’s TIP technology for use in CAR-T and TCRs during the extended research term

•	Research and development expenses for the third quarter of 2017 were $2.7 million compared to $0.8 million for the same period in 2016. The $1.9 million increase was primarily attributable to increased activity in preclinical studies and the addition of operational and research personnel related to expanding research and discovery programs.

•	General and administrative expenses for the third quarter of 2017 were $1.9 million compared to $0.3 million for the same period in 2016. The $1.6 million increase was primarily attributable to professional and legal service fees to support the merger with Nivalis and the associated expense of transitioning to a public company structure.

•	The excess of the estimated fair value of net assets acquired over the acquisition consideration paid for Nivalis resulted in a bargain purchase gain to the statement of operations. This is a non-cash item.

Cash Guidance

Based on current expectations following Alpine’s recent merger, the company expects to have cash to fund operations into 2020.

About Alpine Immune Sciences, Inc. Alpine Immune Sciences, Inc. is focused on developing novel protein-based immunotherapies using its proprietary Variant Ig Domain (vIgD) platform technology. The vIgD platform is designed to interact with multiple targets, including many present in the immune synapse. Alpine’s vIgDs are developed using a process known as directed evolution, which produces proteins capable of either enhancing or diminishing an immune response and thereby may potentially apply therapeutically to cancer, autoimmune, and inflammatory diseases. Alpine has also developed TIP technology, based on the vIgD platform, to potentially enhance engineered cellular therapies. For more information visit www.alpineimmunesciences.com/.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding Alpine’s platform technology, potential therapies, potential milestone and royalty payments, future development plans, clinical and regulatory objectives, expectations regarding the sufficiency of cash to fund operations into 2020, expectations regarding the plans of its collaborator, and expectations regarding the potential efficacy and commercial potential of Alpine’s and its collaborator’s product candidates. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions involving risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: Alpine’s discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; Alpine may not achieve additional milestone payments pursuant to its collaborations; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, Alpine undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD,” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions. All other trademarks belong to their respective owners.

Alpine Immune Sciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
Cash and cash equivalents	$11,982	$11,819
Short-term investments	75,219	—
Total current assets	88,085	11,855
Total assets	90,786	12,595
Total current liabilities	2,724	2,404
Total stockholders’ equity (deficit)	82,972	(1,457)
Total liabilities, convertible preferred stock, and stockholders’ equity	90,786	12,595

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) Data

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)
Collaboration revenue	$128	$737	$1,603	$2,212
Operating expenses:
Research and development	2,750	819	6,916	1,639
General and administrative	1,932	299	4,872	774

Total operating expenses	4,682	1,118	11,788	2,413

Loss from operations	(4,554)	(381)	(10,185)	(201)
Other income:
Bargain purchase gain	6,539	—	6,539	—
Interest expense	(75)	—	(76)	—
Interest and other income	216	7	261	16

Income (loss) before taxes	2,126	(374)	(3,461)	(185)
Income tax expense	(4)	—	(4)	—

Basic and diluted net income (loss) attributable to common stockholders	$2,122	$(374)	$(3,465)	$(185)

Comprehensive income (loss):
Unrealized loss on investments	(12)	—	(12)	—

Comprehensive income (loss)	$2,110	$(374)	$(3,477)	$(185)

Weighted-average shares used to compute basic net income (loss) per share attributable to common stockholders	10,577,772	608,701	3,989,747	550,080

Basic net income (loss) per share attributable to common stockholders	$0.20	$(0.61)	$(0.87)	$(0.34)

Weighted-average shares used to compute diluted net income (loss) per share attributable to common stockholders	11,581,895	608,701	3,989,747	550,080

Diluted net income (loss) per share attributable to common stockholders	$0.18	$(0.61)	$(0.87)	$(0.34)

Contact:

Alpine Immune Sciences, Inc.

Investor Relations:

Pure Communications, Inc.

Courtney Dugan, 212-257-6723

cdugan@purecommunications.com

or

Media Relations:

W2O Group

Jennifer Paganelli, 347-658-8290

jpaganelli@w2ogroup.com